Exhibit (n)(1)

MASSMUTUAL PREMIER FUNDS

AMENDED AND RESTATED RULE 18f-3 PLAN

Adopted February 16, 2012

MassMutual Premier Funds (the “Trust”), a Massachusetts business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), issues shares of a number of constituent series, whether now existing or hereafter coming into being (each, a “Fund,” and collectively, the “Funds”), and may from time to time issue shares of any Fund in one or more of the following classes of shares: Class Z, Class S, Class Y, Class L, Class A, and Class N. This Plan, adopted by the Trust pursuant to Rule 18f-3 under the 1940 Act, sets forth the distribution and service arrangements, expenses, and exchange features of each class. This Plan is subject to change by action of the Board of Trustees (the “Trustees”) of the Trust.

CLASS DESIGNATIONS

All classes of shares of a Fund will represent interests in the same portfolio of investments of that Fund and, except as described herein, will have the same rights and obligations as each other class. Each class shall be subject to any investment minimums and conditions of eligibility as may be set forth in the Trust’s prospectuses and/or statements of additional information as from time to time in effect (collectively, the “Prospectuses”) with respect to that class.

CLASS CHARACTERISTICS

Class Z. Class Z shares are offered at net asset value without a front-end or contingent deferred sales charge. Class Z shares will bear an administrative service fee at the annual rates shown on Appendix A, of the relevant Fund’s average daily net assets attributable to Class Z shares. A defensive Rule 12b-1 Plan has been adopted for Class Z shares of each Fund. Class Z shares may reimburse the principal underwriter of the Trust’s shares, from time to time (the “Distributor”), or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described from time to time in the relevant Prospectus.

Class S. Class S shares are offered at net asset value without a front-end or contingent deferred sales charge. Class S shares will bear an administrative service fee at the annual rates shown on Appendix A, of the relevant Fund’s average daily net assets attributable to Class S shares. A defensive Rule 12b-1 Plan has been adopted for Class S shares of each Fund. Class S shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described from time to time in the relevant Prospectus.

Class Y. Class Y shares are offered at net asset value without a front-end or contingent deferred sales charge. Class Y shares will bear an administrative service fee at the annual rates shown on Appendix A, of the relevant Fund’s average daily net assets attributable to Class Y shares. A defensive Rule 12b-1 Plan has been adopted for Class Y shares of each Fund. Class Y shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described from time to time in the relevant Prospectus.

Class L. Class L shares are offered at net asset value without a front-end or contingent deferred sales charge. Class L shares will bear an administrative service fee at the annual rates shown on Appendix A, of the relevant Fund’s average daily net assets attributable to Class L shares. A defensive Rule 12b-1 Plan has been adopted for Class L shares of each Fund. Class L shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described from time to time in the relevant Prospectus.

Class A. Class A shares may be offered with a front-end sales charge of up to 5.75% of the public offering price, as described from time to time in the relevant Prospectus. The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act and as described from time to time in the relevant Prospectus. In cases where a front-end sales charge is not imposed and Class A shares are offered at net asset value, there may be contingent deferred sales charges applied for redemptions occurring in the 18 month period occurring after the first purchase of Class A shares. The contingent deferred sales charge on Class A shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described from time to time in the relevant Prospectus.

Class A shares will bear an administrative service fee at the annual rates shown on Appendix A, of the relevant Fund’s average daily net assets attributable to Class A shares. Class A shares pay distribution and service fees under Distribution and Service Plan and Agreements pursuant to Rule 12b-1 under the 1940 Act. Pursuant to each Plan, Class A shares may make payments at an annual rate of up to 0.25% of the relevant Fund’s average daily net assets attributable to Class A shares. Amounts payable under each Plan are subject to such further limitations as the Trustees may from time to time determine and as are described from time to time in the relevant Prospectus. In addition, Class A shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described from time to time in the relevant Prospectus.

Class N. Class N shares are offered at net asset value without a front-end sales charge. Class N shares are subject to a 1% contingent deferred sales charge applied to redemptions occurring in the 18 month period occurring after the purchase of shares. The contingent deferred sales charge on Class N shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described from time to time in the relevant Prospectus.

Class N shares will bear an administrative service fee at the annual rates shown on Appendix A, of the relevant Fund’s average daily net assets attributable to Class N shares. Class N shares pay distribution and service fees under Distribution and Service Plan and Agreements pursuant to Rule 12b-1 under the 1940 Act. Pursuant to each Plan, Class N shares may make payments at an annual rate of up to 0.50% of the relevant Fund’s average daily net assets attributable to the

Class N shares. Amounts payable under each Plan are subject to such further limitations as the Trustees may from time to time determine and as are described from time to time in the relevant Prospectus. In addition, Class N shares may reimburse the Distributor or other persons for shareholder servicing or sub-transfer agency services, in amounts calculated in a manner approved from time to time by the Trustees, as described from time to time in the relevant Prospectus.

ALLOCATIONS TO EACH CLASS

(a) Each share class pays different administrative service fees, and the expenses associated with its different distribution and shareholder servicing arrangements, if any (“Class Expenses”). Each class of shares may, at the Trustees’ discretion, also pay a different share of other expenses.

(b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from gross income on the basis of the net assets of each share class of each Fund. These expenses include:

(1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance, and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Trust Level Expenses”); and

(2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

Expenses of a Fund shall be apportioned to each class of shares depending upon the nature of the expense item. Trust Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it may be charged to a Fund for allocation among classes, as determined by the Trustees.

The Trust reserves the right to utilize any other appropriate method to allocate income and expenses among the classes, including those specified in Rule 18f-3(c)(1) under the 1940 Act, provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” as such term in defined in the 1940 Act (“Independent Trustees”) determine that the method is fair to the shareholders of each class and that the annualized rate of return of each class will generally differ from that of the other classes only by the expense differentials among the classes.

Waivers and Reimbursements

Any service provider to a Fund may choose to waive or reimburse Rule 12b-1 fees or any other Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to one or more Funds or classes and may be in different amounts for one or more Funds or classes thereof.

DIVIDENDS/DISTRIBUTIONS

Each Fund pays out as dividends net investment income and net realized short-term capital gains as described in its registration statement as from time to time in effect.

All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

EXCHANGE

Shares of each class generally will be permitted to be exchanged for shares of the same class in another Fund, or such other class or classes in another Fund as may from time to time be set forth in the relevant Prospectus, without payment of a sales charge, provided that the amount being exchanged satisfies the minimum investment required, the Fund is accepting additional investment by such exchanges, and the shareholder is a resident of a state in which shares of the Fund are qualified for sale and qualifies to purchase shares of that Fund, and subject generally to the terms and conditions of the Prospectus with respect to that class and to any sales agreements pursuant to which those shares are issued. The holding period for determining any contingent deferred sales charge will include the holding period of the shares exchanged.

VOTING RIGHTS

Each class will vote separately with respect to any Rule 12b-1 Plan related to that class or as to any matter the Trustees determine to affect the class in a manner different from other classes of shares of the same Fund and so to make separate voting appropriate, and will have such other voting rights as are set forth in the Declaration of Trust and ByLaws of the Trust, as amended from time to time.

REDEMPTION FEES

Each Fund may impose a redemption fee (“Redemption Fee”) on redemptions and/or exchanges of the Fund’s shares. The Redemption Fee may be charged in an amount of up to 2% of the net asset value of the shares redeemed or exchanged, or such greater amount as may be permitted by applicable law. The Redemption Fee may be imposed on only certain types of redemptions and exchanges, such as redemptions and exchanges occurring within a certain time period of the acquisition of the relevant shares. The Trustees are not required to impose the Redemption Fee on all Funds, nor must they impose the Redemption Fee on all share classes of any particular Fund. Similarly, the Redemption Fee rate may differ from Fund to Fund and, within a Fund, from share class to share class.

Amounts paid pursuant to the Redemption Fee will be paid to the relevant Fund and, unless otherwise approved by the Trustees, will be allocated among the Fund’s share classes in the same manner as the Fund allocates income.

EFFECTIVENESS OF PLAN

This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees and (b) the Independent Trustees. When this Plan takes effect, it shall supersede all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

MATERIAL MODIFICATIONS

This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof.

APPENDIX A

(effective as of February 16, 2012)

to the

MassMutual Premier Funds

Amended and Restated Rule 18f-3 Plan

Adopted February 16, 2012

Administrative Service Fees

	Class Z	Class S	Class Y	Class L	Class A	Class N
Money Market Fund	None	0.0766%	0.1766%	None	0.3266%	None
Short-Duration Bond Fund	0.0700%	0.2589%	0.3089%	0.3889%	0.3889%	0.4389%
Inflation-Protected and Income Fund	0.0500%	0.1608%	0.2608%	0.4108%	0.3108%	0.3608%
Core Bond Fund	0.0600%	0.2651%	0.3151%	0.3851%	0.3851%	0.4551%
Diversified Bond Fund	0.0700%	0.3360%	0.3860%	0.3960%	0.3860%	0.4360%
High Yield Fund	0.0400%	0.2443%	0.2943%	0.4443%	0.4443%	0.4943%
International Bond Fund	None	0.0500%	0.1500%	0.3000%	0.3000%	None
Balanced Fund	None	0.0868%	0.2468%	0.3968%	0.3968%	None
Barings Dynamic Allocation Fund	0.0300%	0.1200%	0.2200%	0.3500%	0.3500%	None
Value Fund	None	0.0658%	0.1658%	0.2758%	0.3158%	0.3758%
Disciplined Value Fund	None	0.0285%	0.1185%	0.2585%	0.2585%	0.3085%
Main Street Fund	None	0.1100%	0.1600%	0.3100%	0.3100%	0.3600%
Capital Appreciation Fund	None	0.1000%	0.1500%	0.3000%	0.3000%	0.3500%
Disciplined Growth Fund	None	0.0244%	0.1144%	0.2544%	0.2544%	None
Discovery Value Fund	None	0.0500%	0.1500%	0.3000%	0.3000%	0.4500%
Main Street Small/Mid Cap Fund	None	0.0500%	0.1500%	0.3000%	0.3000%	0.3500%
Small/Mid Cap Opportunities Fund	None	0.0971%	0.1971%	0.2971%	0.2971%	None
Global Fund	None	0.1800%	0.2100%	0.3600%	0.3600%	0.4100%
International Equity Fund	None	0.1392%	0.1692%	0.3192%	0.3192%	None
Focused International Fund	0.0600%	0.1500%	0.2500%	0.4000%	0.4000%	0.5500%
Strategic Emerging Markets Fund	0.0400%	0.2000%	0.3000%	0.4500%	0.4500%	None